Exhibit 99.1

Cover-All Technologies Inc. Announces First

Quarter 2009 Financial Results

FAIRFIELD, NEW JERSEY (May 11, 2009) – Cover-All Technologies Inc. (OTC Bulletin Board: COVR.OB), a Delaware corporation (“Cover-All” or the “Company”), today announced financial results for the quarter ended March 31, 2009.

Operational Highlights

•	Revenue for the three months ended March 31, 2009 was $3.1 million compared to $3.0 million reported in the same period in 2008.
•	Contracted revenue (maintenance and ASP revenue from contracts) for the first quarter of 2009 was $1.7 million, up 20.3% compared to $1.4 million in the prior-year period.
•	Professional services revenue for the first quarter of 2009 was $1.1 million, up 28.1% compared to the same period in 2008.
•	Net income for the first quarter of 2009 was $435,000, or $0.02 per share, compared to $580,000, or $0.02 per share, in the first quarter last year.
•

The Company’s balance sheet remains strong with stockholders’ equity at $7.6 million as of March 31, 2009. The Company completed the first quarter with $5.2 million in cash, $4.7 million in working capital and no debt.

John Roblin, Chairman of the Board of Directors and Chief Executive Officer of the Company, commented, “We began 2009 just as we ended 2008, leveraging our powerful business model to produce robust profitability and further strengthening our balance sheet. Our contracted revenue, related to maintenance and ASP revenue from existing customers, increased more than 20% compared to the prior year period as we expand our relationships with our customer base and add users and capabilities to further augment our customer’s competitive advantages. This revenue is essentially recurring for us, enabling us to generate consistent profits irrespective of fluctuations in our license revenue. In addition, we experienced a significant increase in professional services revenue, demonstrating that our customers increasingly rely on their My Insurance Center platform. Additionally, we developed a significant number of capabilities funded by professional services that have significantly expanded and enhanced our My Insurance Center platform.”

First Quarter Financial Results

Total revenues for the three months ended March 31, 2009 were $3.1 million, compared to $3.0 million for the same period in 2008, an increase of 1.9%. License revenue was $0.2 million, compared to $0.7 million for the same period in 2008. In aggregate maintenance and ASP revenue, which together represent contracted revenue, was $1.7 million for the first quarter of 2009, up 20.3% from $1.4 million in the same period in 2008. Professional services revenue for the first quarter of 2009 was $1.1 million, up 28.1% compared to $0.9 million for the same period in 2008.

Total operating expenses for the 2009 first quarter decreased 13.1% to $889,000 compared to the prior-year first quarter expenses of $1.0 million. Net income for the three months ended March 31, 2009 was $435,000, or $0.02 per share (based on 24.8 million fully diluted shares), compared to $580,000, or $0.02 per share (based on 24.9 million fully diluted shares), in the same quarter of 2008.

Mr. Roblin continued, “Cover-All has the proven capability to lower costs, drive efficiency and deliver sustainable competitive advantages to our customers and this message continues to resonate with current and potential customers nationwide. We remain confident in our value proposition and continue to have meaningful discussions with a wide-range of potential customers. Based on our long-term optimism, we are pleased to have added Miguel Edwards, a proven industry veteran who experienced success while at WillisHRH as our new Senior Vice President of Business Development. Miguel will focus on increasing our overall pipeline of potential business to help us expand our share of this underserved market. In addition, we are beginning to experience recognition from within the industry, including well-respected industry analysts, which should help us to attract new business and further expand our pipeline.”

Stockholders’ equity was $7.6 million as of March 31, 2009 reflecting a $744,000 Stockholder Dividend Payable (paid in April) compared to $7.8 million as of December 31, 2008. As of December 31, 2008, the Company’s stockholders’ equity was approximately $0.30 per share. Total assets increased to $11.1 million as of March 31, 2009 compared to $11.0 million as of December 31, 2008. As of March 31, 2009, the Company had $5.2 million in cash, $4.7 million in working capital and no debt.

Conference Call Information

Management will conduct a live teleconference to discuss its fiscal first quarter 2009 financial results. The call is scheduled for 4:30 p.m. ET on Monday, May 11, 2009.

Anyone interested in participating should call 1-877-941-2930 if calling from the United States or 1-480-629-9724 if dialing internationally. A replay will be available until May 18, 2009, which can be accessed by dialing 1-800-406-7325 within the United States and 1-303-590-3030 if dialing internationally. Please use passcode 4066129 to access the replay. In addition, the call will be webcast and will be available on the Company’s website at www.cover-all.com.

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – first to deliver PC-based commercial insurance rating and policy issuance software. Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring our customers outstanding capabilities and value.

With our extensive insurance knowledge, our experience and our commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) and Insurance Policy Database™ (IPD) are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-Looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-

K for the year ended December 31, 2008, filed with the SEC on March 30, 2009, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

973/461-5190

amassey@cover-all.com

Investor Contact:

Hayden IR

Brett Maas, Principal

(646) 536-7331

brett@haydenir.com

The following is a summary of operating highlights for the three months ended March 31, 2009 and 2008 and the consolidated balance sheet as of March 31, 2009 and December 31, 2008:

Cover-All Technologies Inc. and Subsidiaries Operating Highlights
	Three months ended March 31,
	2009	2008
	(unaudited)
Revenues: Licences Maintenance Professional Services Application Service Provider Services	$ 223,000 1,245,000 1,096,000 491,000	$ 698,000 989,000 855,000 454,000
Total Revenues	3,055,000	2,996,000
Costs and Expenses: Cost of Sales Research and Development Sales and Marketing General and Administrative Other Expense (Income), Net Interest Expense, Net	1,751,000 212,000 214,000 463,000 (20,000) —	1,423,000 215,000 234,000 556,000 (18,000) 6,000
Total Costs and Expenses	2,620,000	2,416,000
Income Before Income Taxes	435,000	580,000
Income Taxes	—	—
Net Income	$ 435,000	$ 580,000
Basic Earnings Per Common Share	$ 0.02	$ 0.02
Diluted Earnings Per Common Share	$ 0.02	$ 0.02

Note: Numbers may not sum due to rounding.

Cover-All Technologies Inc. and Subsidiaries

Consolidated Balance Sheet

	March 31, 2009	December 31, 2008
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$ 5,188,000	$ 4,686,000
Accounts Receivable - Net	1,653,000	2,056,000
Prepaid Expenses	466,000	335,000
Deferred Tax Asset	840,000	840,000
Total Current Assets	8,147,000	7,917,000
Property and Equipment - At Cost:
Furniture, Fixtures and Equipment	624,000	624,000
Less: Accumulated Depreciation	(321,000)	(300,000)
Property and Equipment - Net	303,000	324,000
Capitalized Software - Net	1,718,000	1,848,00
Deferred Tax Asset	840,00	840,000
Other Assets	110,000	110,000
Total Assets	$ 11,118,000	$ 11,039,000
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$ 372,000	$ 227,000
Accrued Liabilities	551,000	1,061,000
Dividend Payable	745,000	—
Deferred Charges	23,000	23,000
Unearned Revenue	1,733,000	1,800,000
Total Current Liabilities	3,424,000	3,111,000
Long-Term Liabilities:
Deferred Charges	118,000	124,000
Total Long-Term Liabilities Total Liabilities	118,000	124,000
	3,542,000	3,235,000
Commitments and Contingencies	—	—
Stockholders’ Equity
Common Stock	248,000	247,000
Paid-In Capital	29,267,000	29,186,000
Retained Earnings	(21,774,000)	(21,464,000)
Treasury Stock	(165,000)	(165,000)
Total Stockholders’ Equity	7,576,000	7,804,000
Total Liabilities and Stockholders’ Equity	$ 11,118,000	$ 11,039,000

Note: Numbers may not sum due to rounding.